Exhibit 99.1

NEWS RELEASE

CONTACT:
Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group, Inc. Announces Modified Dutch Auction Tender Offer and Share Repurchase for up to $175 million of Shares of FBL Class A Common Stock

WEST DES MOINES, Iowa, February 27, 2012 — (BUSINESS WIRE) — FBL Financial Group, Inc. (NYSE: FFG) announced today that its Board of Directors has approved share repurchase transactions totaling up to $175 million.  The repurchases will be effected by a tender offer for up to $140 million of shares of its Class A Common Stock (the “Shares”) and a separate agreement to repurchase up to 1,000,000 Shares from Iowa Farm Bureau Federation, its majority shareholder, for the price at which Shares are purchased in the tender offer.  These transactions are part of FBL Financial Group’s $200 million stock repurchase authorization announced on October 7, 2011.  The tender offer is expected to commence the week of February 27, 2012.

“Executing a repurchase via a tender offer is a very efficient way to utilize excess capital,” said James E. Hohmann, Chief Executive Officer of FBL Financial Group.  “We believe this repurchase, combined with our increased focus on our attractive Farm Bureau niche, will create value for shareholders.”

Under the tender offer, which is structured as a modified “Dutch action,” shareholders may tender all or a portion of their Shares at a price between $33.00 and $35.00 per Share, in increments of $0.25 per Share.  When the tender offer expires, FBL Financial Group will select the lowest price within the range enabling it to purchase up to $140 million of Shares and all Shares purchased will be purchased at the same price.  Participating shareholders will receive the purchase price in cash, without interest and subject to applicable withholding taxes.  All Shares tendered at prices higher than the purchase price will be returned promptly to shareholders.  However, FBL Financial Group reserves the right to purchase up to an additional 2% of the outstanding Shares without amending or extending the tender offer.  In the event the tender offer is not fully subscribed, the aggregate number of Shares to be repurchased from Iowa Farm Bureau Federation will be proportionately reduced.

While FBL Financial Group’s Board of Directors, including a Special Committee thereof composed of three independent directors, has authorized the tender offer, it has not, nor has the Special Committee, FBL Financial Group, the dealer manager, the information agent or the depositary made any recommendation to shareholders as to whether to tender or refrain from tendering their Shares or as to the price or prices at which they may choose to tender their Shares.  Shareholders must make their own decision with respect to tendering Shares pursuant to the tender offer.

Raymond James & Associates, Inc. will serve as dealer manager, Innisfree M&A Incorporated will serve as information agent and Computershare Shareowner Services LLC will serve as depositary for the tender offer.  Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel to FBL Financial Group with respect to the tender offer and share repurchase.

News Release for Informational Purposes Only

The discussion of the tender offer and share repurchase contained in this news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any of FBL Financial Group’s securities.  The offer to purchase and the solicitation of the Shares will be made only pursuant to the Offer to Purchase, the related letter of transmittal and other related materials that will be mailed to all shareholders shortly after commencement of the tender offer, at no expense to shareholders.  Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms of, and conditions to, the tender offer.  FBL Financial Group will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”).  The Tender Offer Statement (including the Offer to Purchase, the related letter of transmittal and other related materials) will also be available to shareholders at no charge at the SEC’s website at www.sec.gov, or the Shareholder Information section of FBL Financial Group’s website located at www.fblfinancial.com, or from the information agent, Innisfree M&A Incorporated.

About FBL Financial Group, Inc.

FBL Financial Group is a holding company whose primary operating subsidiary is Farm Bureau Life Insurance Company.  FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses.  In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee.  For more information, please visit www.fblfinancial.com.

Cautionary Note Regarding Forward-Looking Statements

This news release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements.  All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.  These risks and uncertainties are detailed in FBL Financial Group’s reports filed with the SEC and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents, the ability to commence and complete the tender offer, the price at which Shares are purchased in the tender offer and share repurchase, the number of Shares FBL Financial Group is able to purchase pursuant to the tender offer and share repurchase, and the ability to achieve the benefits contemplated by the tender offer and share repurchase.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent report on Form 10-K and other documents on file with the SEC.  Any forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.  We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The contents of any websites referenced in this news release are not incorporated by reference into this news release.

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